Exhibit 99.1

IGC Acquires 10% Stake in 1,000-Room Luxury Hotel Development Project in Genting Highlands, Malaysia
BETHESDA, Md., August 4, 2016 (GLOBE NEWSWIRE) -- India Globalization Capital, Inc. (NYSE MKT: IGC) announces that it has acquired a 10% stake in a 1,000-room luxury hotel development project encompassing 6+ acres in Genting Highlands, Malaysia. Consideration for the transaction was 4,000,000 IGC common shares.
The project is located in close proximity to Resorts World Genting, a hill resort destination that features the First World Indoor Theme Park and a casino that draws visitors from regions such as China, Korea and The Middle East. Cabaran Ultima, IGC's project development and management company, will oversee the estimated $262 million venture.
"We see this opportunity in Genting Highlands as a watershed event for IGC.  It allows us to participate in a significant luxury hotel development project that offers strong potential returns over a 5-year period and leverages our operational expertise from Cabaran Ultima, which we acquired in February 2016. There is a strong demand for hotel rooms and service apartments in the area and we are pleased to move forward with this very exciting endeavor," stated Ram Mukunda, CEO.
About IGC
Internationally, we engage in leasing, trading, developing and managing infrastructure, and real estate projects. We are based in Bethesda, Maryland.
Our website: www.igcinc.us. Twitter @IGCIR Facebook.com/IGCIR/
Forward-looking Statements
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed" or the negative of those terms. These statements are not a guarantee of future developments and are subject to risks, uncertainties, and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in IGC's business and acquisition and diversification strategy, competitive environment, infrastructure demands, and governmental, regulatory, political, economic, legal and social conditions in, among other places, China and India. Except as required by federal securities laws, IGC undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Form 10-K for fiscal year ended March 31, 2016, and in subsequent reports filed with the U.S. Securities and Exchange Commission.
Contact:
Claudia Grimaldi
301-983-0998